Filed Pursuant to Rule 433
Registration No. 333-259121

Final Term Sheet
September 12, 2022

THE HOME DEPOT, INC.
$750,000,000 4.000% Notes due September 15, 2025
$1,250,000,000 4.500% Notes due September 15, 2032
$1,000,000,000 4.950% Notes due September 15, 2052

Issuer:	The Home Depot, Inc.

Expected Ratings (Moody’s/S&P/Fitch)*:	A2/A/A

Trade Date:	September 12, 2022

Settlement Date (T+5):
September 19, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date hereof or the next two succeeding business days will be required, because the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes on the date hereof or the next two succeeding business days, you should consult your own advisors.

Title of Securities:	4.000% Notes due September 15, 2025	4.500% Notes due September 15, 2032	4.950% Notes due September 15, 2052

Principal Amount:	$750,000,000	$1,250,000,000	$1,000,000,000

Maturity Date:	September 15, 2025	September 15, 2032	September 15, 2052

Treasury Benchmark:	3.125% due August 15, 2025	2.750% due August 15, 2032	2.875% due May 15, 2052

Benchmark Yield:	3.613%	3.365%	3.538%

Spread to Benchmark:	40 bps	115 bps	150 bps

Reoffer Yield:	4.013%	4.515%	5.038%

Price to Public:	99.964%	99.881%	98.647%

Coupon:	4.000% per annum	4.500% per annum	4.950% per annum

Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on March 15, 2023.	Semi-annually on each March 15 and September 15, commencing on March 15, 2023.	Semi-annually on each March 15 and September 15, commencing on March 15, 2023.

Optional Redemption:	Prior to August 15, 2025, make-whole call at T+7.5 bps; par call on and after August 15, 2025.	Prior to June 15, 2032, make-whole call at T+20 bps; par call on and after June 15, 2032.	Prior to March 15, 2052, make-whole call at T+25 bps; par call on and after March 15, 2052.

Day Count Convention:	30/360	30/360	30/360

CUSIP/ISIN:	437076 CR1 / US437076CR18	437076 CS9 / US437076CS90	437076 CT7 / US437076CT73

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc.

Co-Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets, LLC
Fifth Third Securities, Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Siebert Williams Shank & Co. LLC
TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Samuel A. Ramirez & Company, Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Goldman Sachs & Co. LLC at 1-866-471-2526, (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533, (iv) Credit Suisse Securities (USA) LLC at 1-800-221-1037 or (v) Deutsche Bank Securities Inc. at 1-800-503-4611.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.